Troutman Sanders LLP
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January 20, 2005

Georgia Trust Bancshares, Inc.
3570 Financial Center Way, Suite 2
Buford, Georgia 30519

Re:	Georgia Trust Bancshares, Inc. Registration Statement on Form SB-2 300,000 Shares of Common Stock

Ladies and Gentlemen:

     We have acted as counsel to Georgia Trust Bancshares, Inc., a Georgia corporation, (the “Company”) in connection with (i) its filing of the registration statement on Form SB-2 (Registration Statement No. 333-116852) (the “Initial Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale of 1,500,000 shares of the Company’s common stock, par value $1.00 per share (“Common Stock”) and (ii) its filing of the registration statement on Form SB-2 pursuant to Rule 462(b) (Registration Statement No. 333-121995) (the “Initial 462(b) Registration Statement”) of the Securities Act with the Commission relating to the Initial Registration Statement and an additional 19,000 warrants to purchase Common Stock and the Common Stock underlying such warrants.

     We also have acted as counsel to the Company in connection with its filing of the registration statement on Form SB-2 under Rule 462(b) of the Securities Act (the “Rule 462(b) Registration Statement”) with the Commission relating to the Initial Registration Statement, the Initial 462(b) Registration Statement and an additional 300,000 shares of Company Common Stock (the “Additional Shares”).

     In rendering this opinion, we have examined originals (or copies certified or otherwise identified to our satisfaction) of (i) the Rule 462(b) Registration Statement, as amended through the date hereof; (ii) the Articles of Incorporation of the Company, certified by the Secretary of State of the State of Georgia; (iii) the Bylaws of the Company, certified as complete and correct by the Secretary of the Company; (iv) the form of the common stock certificate of the Company; and (vi) such corporate and other documents, records and papers, certificates of public officials, and certificates of officers of the Company as we have deemed necessary for the purposes of the opinions expressed herein. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the genuineness and conformity to original documents of documents submitted to us as certified or photostatic copies.

     Based upon such examination, we are of the opinion that:

     Subject to compliance with the pertinent provisions of the Securities Act and the Securities Exchange Act of 1934, as amended, and compliance with the applicable provisions of the securities or “blue sky” laws of the various states, when certificates evidencing the Additional Shares have been duly executed, countersigned, registered, issued and delivered in accordance with the terms of the Registration Statement, the Additional Shares will be duly and validly issued, fully paid, and non-assessable.

     We are members of the Bar of the State of Georgia. In expressing the opinions set forth above, we are not passing on the laws of any jurisdiction other than the laws of the State of Georgia and the Federal law of the United States of America.

     We hereby consent to the filing of this opinion as an exhibit to the Rule 462(b) Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,
/s/ Troutman Sanders LLP
Troutman Sanders LLP